Exhibit 99.1

REVOLVE Appoints Oana Ruxandra, Chief Digital Officer of Warner Music Group, to the Board of Directors

Los Angeles, CA – January 18, 2022 - Revolve Group, Inc. (NYSE: RVLV) today announced the appointment of Oana Ruxandra to its board of directors, as well as the audit and compensation committees, effective immediately.

Ruxandra is Chief Digital Officer & EVP, Business Development at Warner Music Group, where she oversees global digital partnerships and negotiations with a focus on exploring new forms of commercial innovation and creating new digital revenue opportunities. In recent years, Ruxandra’s team has led successful growth in emerging streaming platforms that have become Warner Music Group’s fastest-growing source of revenue by partnering with leading social media, gaming and connected fitness brands. She is also guiding the company’s expansion into other emerging digital market opportunities as the world of web3 evolves and more time is spent in the metaverse and with digital goods (e.g., NFTs).

“We are thrilled to welcome Oana to our board of directors as her impressive technology background nicely complements the experience and expertise of our existing board members,” said co-founder and co-CEO Michael Mente. “Oana is a visionary leader with a digital-first mindset and an exceptional track record. Her experience driving consumer engagement across a variety of emerging digital channels will provide valuable perspective to our board discussions as we prioritize the many growth opportunities ahead.”

“I am excited to join the REVOLVE board and to contribute to the company’s next phase of growth,” said Ruxandra. “REVOLVE has done an outstanding job of deeply connecting its premium lifestyle brands with engaged consumers on digital channels globally. I see great potential to further build upon the momentum generated by their strong leadership team.”

Ruxandra has steadily advanced into leadership roles with increasing responsibility throughout her more than seven-year combined tenure at Warner Music Group, serving as EVP, New Business Channels – Chief Acquisition Officer prior to her current role. She has also served as SVP of Digital Strategy and Partnerships for Universal Music Group. Ruxandra began her career in the financial services industry, including experience as a portfolio manager at BlackRock. She holds a B.A. degree in Economics and Political Science from Columbia University and an M.B.A. from The Wharton School at the University of Pennsylvania.

Ruxandra is replacing Hadley Mullin on the board. Mullin, a senior managing director at TSG Consumer and a REVOLVE director since 2012, submitted her resignation from the board on January 13, 2022 effective upon Ruxandra's appointment to the board.

“On behalf of the board and leadership team, I want to thank Hadley for her invaluable contributions and partnership during the past ten years,” said co-founder and co-CEO Mike Karanikolas. “Her deep knowledge of consumer markets and strategic thinking played a critical role in helping us to expand the reach of our brands to accelerate growth and scale the business, as well as navigate the IPO process and successfully transition into a public company.”

“I am so proud to have contributed to REVOLVE’s successful journey over the past ten years,” said Hadley Mullin. “It has been a personal career highlight to help Mike, Michael and their talented REVOLVE team achieve incredible market share gains through execution of their innovative approach to nearly all aspects of the business. As an industry leader with an exceptional brand and digital first focus, REVOLVE is well positioned for exciting opportunities ahead as the retail landscape continues to shift online. I will always be their biggest fan and I look forward to watching REVOLVE’s continued evolution in the years ahead.”

About Revolve Group, Inc.

Revolve Group (RVLV) is the next-generation fashion retailer for Millennial and Generation Z consumers. As a trusted, premium lifestyle brand, and a go-to online source for discovery and inspiration, we deliver an engaging customer experience from a vast yet curated offering of apparel, footwear, accessories, and beauty styles. Our dynamic platform connects a deeply engaged community of millions of consumers, thousands of global fashion influencers, and hundreds of emerging, established and owned brands.

We were founded in 2003 by our co-CEOs, Michael Mente and Mike Karanikolas. We sell merchandise through two complementary segments, REVOLVE and FWRD, that leverage one platform. Through REVOLVE, we offer an assortment of premium apparel and footwear, accessories, and beauty products from emerging, established and owned brands. Through FWRD, we offer a highly curated assortment of iconic and emerging luxury brands. For more information, visit www.revolve.com.

Investor Relations Contact:

Erik Randerson, CFA

1-562-677-9513

IR@revolve.com

Media Contact:

Meghan Murray-Merriman

meghan.murraymerriman@revolve.com